Exhibit 5.3

SECOND AMENDMENT TO RECEIVABLES PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO RECEIVABLES PURCHASE AGREEMENT, dated as of April 1, 2004 (this “Amendment”), is by and between Yamaha Motor Corporation, U.S.A., a California corporation (“Yamaha”), as seller (in such capacity, “Seller”), and Yamaha Motor Receivables Corporation, a Delaware corporation (“YMRC”), as purchaser (in such capacity, “Purchaser”).

RECITALS

WHEREAS, Purchaser and Seller have entered into that certain Receivables Purchase Agreement, dated as of March 1, 1994, as amended by the First Amendment to Receivables Purchase Agreement, dated as of May 1, 1999 (together, the “Original RPA”).  The Original RPA as amended by this Amendment is referred to hereinafter as the “RPA”;

WHEREAS, the parties desire to amend specified provisions of the Original RPA to reflect the parties’ course of conduct; and

WHEREAS, pursuant to Section 21(a) of the Original RPA, Purchaser and Seller may amend such agreement without the consent of the Trustee or any Investor Certificateholder for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Original RPA or modifying in any manner the rights of the Investor Certificateholders; provided, however,  that (i) the Servicer provides to the Trustee an Officer’s Certificate to the effect that such action will not materially and adversely affect the interests of such Investor Certificateholders (or 100% of the Class of Investor Certificateholders so affected shall have consented), (ii) each Rating Agency rating the Investor Certificates confirms that such action will not result in the reduction or withdrawal of its rating of Investor Certificates and (iii) such action will not, as evidenced by an opinion of counsel satisfactory to the Trustee, cause the Trust to be characterized for federal income tax purposes as an association taxable as a corporation or adversely affect the treatment of the Investor Certificates as debt for Federal income tax purposes.

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby covenant and agree as follows:

AGREEMENT

Section 1.              Definitions.

Each capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the Original RPA.

Section 2.              Amendments to Original RPA.

(a)           Section 8(i) of the Original RPA is hereby amended by deleting the following two phrases: (1) “and, as of the date of the applicable Removal Date, in the case of Removed Accounts”; and (2) “or the applicable Removal Date”.

(b)           Section 13 of the Original RPA is hereby deleted in its entirety and the phrase “Intentionally Omitted” is inserted in its place.

(c)           Section 21(f) of the Original RPA is hereby deleted in its entirety.

(d)           Exhibit B to the Original RPA is hereby deleted in its entirety and the phrase “Intentionally Omitted” is inserted in its place.

(e)           Any reference in the Original RPA to “Deutsche Financial Services Corporation” shall hereby be a reference to “GE Commercial Distribution Finance Corporation” and any reference to “DFS” shall be a reference to “GE Commercial”.

(f)            Any reference in the Original RPA to “The Fuji Bank and Trust Company” shall hereby be a reference to “JPMorgan Chase Bank”.

Section 3.              Representations and Warranties.

Each party, by executing this Amendment, hereby represents and warrants that the Person executing this Amendment on behalf of such party is duly authorized to do so, such party has full right and authority to enter into this Amendment and to consummate the transactions described in this Amendment, and this Amendment constitutes the valid and legally binding obligation of such party and is enforceable again such party in accordance with its terms.

Section 4.              Effective Date.

This Amendment shall become effective as of the date first written above upon the execution and delivery of this Amendment by all of the parties hereto.

Section 5.              Miscellaneous.

(a)           Ratification of Original RPA.  The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Original RPA and, except as expressly modified and superseded by this Amendment, the Original RPA is ratified and confirmed in all respects and shall continue in full force and effect.  The security interests and assignments granted under the Original RPA shall in no manner be waived, impaired or otherwise adversely affected hereby, and are hereby ratified and confirmed.

(b)           References; Conformed Copy.  The Original RPA and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms thereof or pursuant to the terms of the Original RPA, as amended hereby, are hereby amended so that any reference in such agreement to the Original RPA shall mean a reference to the Original RPA, as amended hereby.  The parties hereby authorize Seller to prepare or cause to be prepared a conformed copy of the RPA as amended by the First Amendment to Receivables Purchase Agreement, dated as of May 1, 1999 and this Amendment (the “Conformed RPA”).  Seller shall deliver a copy of the Conformed RPA to each of the parties to the Pooling and Servicing Agreement.

(c)           Counterparts.  This Amendment may be executed in two or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by telefacsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment.  Any party delivering an executed counterpart of this Amendment by telefacsimile or electronic transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

(d)           Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of California, without regard to the application of choice of law principles of any jurisdiction.

(e)           Binding Agreement.  This Amendment shall be binding upon and inure to the benefit of the Seller, the Purchaser, the Trustee and the Investor Certificateholders and their respective successors and assigns.

(f)            Notice.  Promptly after the Effective Date, YMRC shall direct the Trustee to provide to each Investor Certificateholder, and the Seller shall provide to the Rating Agencies, in accordance with Section 21(d) of the Original RPA, a written notice of the substance of this Amendment.

[Signatures follow on next page.]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Second Amendment to Receivables Purchase Agreement, to be duly executed by their respective officers thereunto duly authorized as of the date and year first above written.

YAMAHA MOTOR RECEIVABLES CORPORATION, as Purchaser

By:	/s/ Russell D. Jura
	Name:	Russell D. Jura
	Title:	Assistant Secretary

YAMAHA MOTOR CORPORATION, U.S.A., as Seller

By:	/s/ Takuya Watanabe
	Name:	Takuya Watanabe
	Title:	Senior Vice President